UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2012

FRESH TRAFFIC GROUP INC.
Exact name of registrant as specified in its charter

Nevada	000-53703	98-0531819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 S. Gilbert Road., Suite 1-111, Chandler, AZ	85249
(Address of principal executive offices)	(Zip Code)

(602) 466-3666
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement.

On June 19, 2012, Fresh Traffic Group Inc., a Nevada corporation (the “Company”), entered into an Assignment Agreement (the “Assignment Agreement”) with Tellus Engineering Ltd. (“Tellus”) a Hong Kong corporation.  Tellus assigned the rights to a licensing agreement between Tellus and OOO” SGPStroy”, (“SGPStroy”) a Russian company for the patented technology developed by SGPStroy for ecologically safe carbonaceous waste reprocessing and production of synthetic power fuel.

The Assignment Agreement contains customary representations, warranties, and conditions to closing (the “Closing”) which shall occur upon the parties fulfilling the conditions of Closing as defined in the Assignment Agreement.

Pursuant to the terms of the Assignment Agreement, Tellus has agreed to assign all rights and interests to the licensing agreement with SGPStroy to the Company in exchange for the issuance of 10,000,000 restricted shares of common stock of the Company.

The following description of the terms and conditions of the Assignment Agreement and the transactions contemplated thereunder that are material to the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the Assignment Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference into this Item 1.01.

Issuance of Common Stock - At the Closing, Tellus shall be issued a total of 10,000,000 restricted shares of the common stock of the Company, free and clear of any and all liens and encumbrances.

Divestiture of Current Business - As a condition to Closing, the Company shall enter into a disposition agreement with Fresh Traffic Group Corp. (“Group Corp”) and its current officers and directors, whereby the Company shall transfer the shares of Group Corp. in exchange for the return of a total of 10,400,000 shares issued at the time of  the acquisition of Group Corp.    The Company shall enter into a further agreement with Group Corp. to settle the loan between the Company and Group Corp. in the amount of $14,691.74 by the issuance of a promissory note bearing 5% interest and payable by the Company on or before October 31, 2012.

Company Restructure – As a condition to Closing, the Company shall effect a reverse split of its issued and outstanding shares of common stock on the basis of 1 share for every 75 shares currently held.

Settlement of Outstanding Debt – As a condition to the Closing, the Company shall use its best efforts to settle all outstanding debt on the balance sheet of the Company save for the debt owed to its auditors and to Group Corp.  Such debt settlements may be negotiated by the issuance of post-split shares but in any event no debt shall be settled at less than $0.005 per share.

Change in Directors and Management - There will be a change in the Company’s Board of Directors and executive officers at Closing.  Specifically, at Closing, Mr. W. Scott Lawler will resign as a member of the Company’s Board of Directors. In addition, at Closing, Mr. Lawler  will resign as President, Chief Executive Officer, Secretary, Treasurer and Chief Financial Officer of the Company.

Mr. Michael R. Wiechnik and Mr. Branislav Budimcic will be appointed to the Company’s Board of Directors.  It is expected that Mr. Wiechnik will be appointed as the Company’s new President.

Approval of Licensor – As a condition to the Closing, Tellus was to provide the approval of SGPStroy of the assignment of the licensing agreements, which approval has been granted and is appended hereto as Exhibit 2.2.

The Board of Directors has determined that in conjunction with the reverse split of the stock, they will also effect a name change of the Company from Fresh Traffic Group Inc. to Synergetics, Inc. and intends to seek shareholder approval to effect this action as well as the reverse split.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
2.1	Assignment Agreement dated June 19, 2012	Filed herewith
2.2	Approval of Licensor dated June 19, 2012	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fresh Traffic Group Inc.

Dated: June 26, 2012	By:	/s/ W. Scott Lawler
	Name:	W. Scott Lawler
`	Title:	Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and Director